Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
CINTAS CORPORATION NO. 2
CINTAS CORPORATION
SUBSIDIARY GUARANTORS
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities of Cintas Corporation No. 2	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
	Other	Guarantees of the Debt Securities(2)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A
(1)An indeterminate aggregate initial offering price of senior debt securities is being registered as may from time to time be offered at indeterminate prices. The registrant is deferring payment of the registration fee pursuant to Rule 456(b) and is omitting this information in reliance on Rule 456(b) and Rule 457(r).
(2)Cintas Corporation and certain subsidiary guarantors may guarantee the debt securities issued by Cintas Corporation No. 2 pursuant to this registration statement. No separate consideration will be received for the guarantees. Pursuant to Rule 457(n), no additional fee is payable with respect to such guarantees.